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                                                                     Exhibit 4.1

FIFTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

        This Amendment made and delivered as of February 19, 1997 by and between CADE INDUSTRIES, INC. ("Borrower") and COMERICA BANK ("Bank").

                                  WITNESSETH:

        WHEREAS, the Borrower and the Bank are parties to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated January 30, 1995, as amended as of March 3, 1995, June 1, 1995, September 29, 1995 and June 20, 1996 (the "Agreement"); and

        WHEREAS, the Bank and the Borrower desire to amend the Agreement as set forth below;

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Borrower and the Bank agree as follows:

        1. Section 4.12 is replaced in its entirety by the following:

        Maintain Current Ratio. On consolidated basis maintain, at all times a ratio of current assets to current liabilities, determined in accordance with GAAP, of not less than 1.75 to 1.00.

        2. Borrower is responsible for all costs incurred by Bank, including reasonable attorney fees, with regard to the preparation and execution of this Amendment.

        3. The execution of this Amendment shall not be, nor deemed to be, a waiver of any Default or Event of Default.

        4. All the terms used herein which are defined in the Agreement shall have the same meanings as used herein, unless the context clearly requires otherwise.

        5. Borrower hereby waives, discharges and forever releases Bank, Bank's employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Borrower has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to borrower or whether any such claims, causes of action, allegations or assertions arose as a result of Bank's actions or omissions in connection with the Agreement, or any amendments, extensions or modifications thereto, or Bank's administration of debt evidenced by the Agreement or otherwise.

        6. Borrower expressly acknowledges and agrees that except as expressly amended herein, the Agreement, as amended, shall remain in full force and effect and is hereby ratified, confirmed and restated.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first set forth above.

                                        CADE INDUSTRIES, INC.


                                        By  /s/ Edward B. Stephens
                                            -----------------------------------
                                        Its Vice President
                                            -----------------------------------

                                        COMERICA BANK


                                        By  /s/ Lori M. Fisher
                                            -----------------------------------
                                        Its Vice President
                                            -----------------------------------